Exhibit 10.1

JACKSONVILLE SAVINGS BANK
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Agreement is made effective as of the 17th day of March 2009, by and between Jacksonville Savings Bank (the “Bank”), an Illinois chartered savings institution, with its principal administrative office at 1211 West Morton Avenue, Jacksonville, Illinois 62650-2000 and Andrew F. Applebee (“Executive”).  Any reference to “Company” herein shall mean Jacksonville Bancorp, Inc. or any successor thereto.

WHEREAS, Executive has been employed by the Bank since 1976 and is presently serving as its Chairman of the Board pursuant to an employment agreement between the Bank and the Executive entered into as of January 1, 2004 (the “Employment Agreement”); and

WHEREAS, the Bank desires to amend and restate the Employment Agreement in order to make changes to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations issued thereunder in April 2007; and

WHEREAS, the Bank wishes to retain the services of Executive as an employee of the Bank for the period provided in this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.      POSITION AND RESPONSIBILITIES
During the period of his employment hereunder, Executive agrees to serve as Chairman of the Board of the Bank.  During said period, Executive also agrees to serve, if elected, as an officer and director of any subsidiary or affiliate of the Bank.  Failure to reappoint Executive as Chairman of the Board without the consent of Executive during the term of this Agreement shall constitute a breach of this Agreement.

2.      TERMS AND DUTIES
(a)    The period of Executive’s employment under this Agreement shall begin as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter, provided that all changes intended to comply with Section 409A of the Code shall be retroactively effective to January 1, 2005; and provided further that no retroactive change shall affect the compensation or benefits previously provided to the Executive.  Commencing on the first anniversary date of this Agreement, and continuing at each anniversary date thereafter, the Agreement shall renew for an additional year such that the remaining term shall be three (3) years unless written notice of non-renewal is provided to Executive at least ten (10) days and not more than thirty (30) days prior to any such anniversary date, that the term of the Agreement  shall cease at the end of twenty-four (24) months following such anniversary date.  Prior to each notice period for non renewal, the disinterested members of the Board of Directors of the Bank (“Board”) will conduct a comprehensive performance evaluation and review of Executive for purposes of determining whether to extend the Agreement, and the results thereof shall be included in the minutes of the Board’s meeting.

(b)    During the period of his employment hereunder, except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties hereunder including activities and services related to the organization, operation and management of the Bank; provided, however, that, with the approval of the Board, as evidenced by a resolution of such Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations, which, in such Board’s judgment, will not present any conflict of interest with the Bank, or materially affect the performance of Executive’s duties pursuant to this Agreement.  Nothing in this Section shall be construed as preventing Executive from serving from time to time on boards, committees, or holding positions of non-profit or governmental organizations, including religious and civic groups, without the need for Board approval.

3.      COMPENSATION AND REIMBURSEMENT
(a)    The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b).  The Bank shall pay Executive as compensation a salary of not less than $42,000 per year (“Base Salary”).  Such Base Salary shall be payable biweekly.  During the period of this Agreement, Executive’s Base Salary shall be reviewed at least annually; the first such review will be made no later than January 31 of each year during the term of this Agreement and shall be effective from the first day of said month through the end of the calendar year.  Such review shall be conducted by a Committee designated by the Board, and the Board may increase, but not decrease, Executive’s Base Salary (any increase in Base Salary shall become the “Base Salary” for purposes of this Agreement).  In addition to the Base Salary provided in this Section 3(a), the Bank shall provide Executive at no cost to Executive with all such other benefits as are provided uniformly to permanent full time employees of the Bank.

(b)    The Bank will provide Executive with employee benefit plans, arrangements and perquisites substantially equivalent to those in which Executive was participating or otherwise deriving benefit from immediately prior to the beginning of the term of this Agreement, and the Bank will not, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder.  Without limiting the generality of the foregoing provisions of this Subsection (b), Executive will be entitled to participate in or receive benefits under any employee benefit plans, including but not limited to, retirement plans, supplemental retirement plans, pension plans, profit sharing plans, health and accident plans, medical coverage or any other employee benefit plan or arrangement made available by the Bank in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Bank in which Executive is eligible to participate.  Nothing paid to the  Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

(c)    In addition to the Base Salary provided for by paragraph (a) of this Section 3, the Bank shall pay or reimburse Executive for all reasonable travel and other reasonable expenses incurred by Executive performing his obligations under this Agreement and may provide such additional compensation in such form and such amounts as the Board may from time to time determine, and all such reimbursements (and compensation) pursuant to this Section 3(c) shall be paid promptly by the Bank and in any event no later than March 15 of the calendar year immediately following the year in which the expense was incurred (or the compensation was earned).

(d)    Compensation and reimbursement to be paid pursuant to paragraphs (a), (b) and (c) of this Section 3 shall be paid by the Bank and the Company, respectively on a pro rata basis based upon the amount of service Executive devotes to the Bank and Company, respectively.

(e)    In addition to the foregoing, Executive shall be entitled to receive fees for serving as a director of the Bank in the same amount and on the same terms as fees are paid to other directors of the Bank, and such payments shall be made no later than March 15 of the calendar year immediately following the year in which the fees were earned.

4.      PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION
The provisions of this Section shall in all respects be subject to the terms and conditions stated in Sections 8 and 15.

(a)    The provisions of this Section shall apply upon the occurrence of an Event of Termination (as herein defined) during Executive’s term of employment under this Agreement.  As used in this Agreement, an “Event of Termination” shall mean and include any one or more of the following: (i) the termination by the Bank or the Company of Executive’s full time employment hereunder for any reason other than, (A) Disability or Retirement as defined in Section 6 below, (B) a Change in Control, as defined in Section 5(a) hereof, or (C) Termination for Cause as defined in Section 7 hereof; or (ii) Executive’s resignation from the Bank’s employ, upon any (A) failure to elect or reelect or to appoint or reappoint Executive as Chairman of the Board, (B) material change in Executive’s function, duties, or responsibilities, which change would cause Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1, above, (C) a relocation of Executive’s principal place of employment by more than 30 miles from its location at the effective date of this Agreement, or a material reduction in the benefits and perquisites to Executive from those being provided as of the effective date of this Agreement, (D) liquidation or dissolution of the Bank or Company other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive, or (E) any other breach of this Agreement by the Bank.  Upon the occurrence of any event described in clauses (ii)(A), (B), (C), (D) or (E), above, Executive shall have the right to elect to terminate his employment under this Agreement by resignation upon sixty (60) days prior written notice given within a reasonable period of time not to exceed ninety (90) days after the initial event giving rise to said right to elect; provided, however that the Bank has thirty (30) days to remedy any condition under clause (ii) (A) through (E) above, but the Bank may waive such cure period and make an immediate payment hereunder.  Notwithstanding the preceding sentence, in the event of a continuing breach of this Agreement by the Bank, Executive, after giving due notice within the prescribed time frame of an initial event specified above, shall not waive any of his rights solely under this Agreement and this Section 4 by virtue of the fact that Executive has submitted his resignation but has remained in the employment of the Bank and is engaged in good faith discussions to resolve any occurrence of an event described in clauses (A), (B), (C), (D) and (E) above.

(b)    Upon the occurrence of an Event of Termination, on the Date of Termination, as defined in Section 8, the Bank shall pay Executive, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be,  as severance pay or liquidated damages, or both, a sum equal to the greater of the payments due for the remaining term of the Agreement or three (3) times the average of the three preceding years’ Base Salary, including bonuses and any other cash compensation paid to Executive during such years, and the amount of any benefits received pursuant to any employee benefit plans on behalf of Executive, maintained by the Bank during such years.  All payments shall be made to the Executive in a single cash lump-sum distribution, and shall commence within thirty (30) days following the Executive’s Date of Termination, provided however, if Executive is a “Specified Employee,” as defined in Treasury Regulation 1.409A-1(i), then, solely to the extent required to avoid penalties under Code Section 409A, such payment shall be delayed until the first day of the seventh full month following the Executive’s Date of Termination.

(c)    Notwithstanding the provisions of Sections 4(a) and (b), and in the event that there has not been a Change in Control as defined in Section 5(a), upon the voluntary termination by the Executive upon giving sixty (60) days notice to the Bank (which shall not be deemed to constitute an “Event of Termination” as defined herein), the Bank, at the discretion of the Board of Directors, may pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a severance payment in an amount to be determined by the Board of Directors at the time of such voluntary termination by the Executive.  Such severance payment shall not exceed three (3) times the average of the three preceding years’ Base Salary, including bonuses and any other cash compensation paid to the Executive during such years, and the amount of any benefits received pursuant to any employee benefit plans, on behalf of the Executive, maintained by the Bank during such years. All payments shall be made to the Executive in a single cash lump sum distribution   within thirty (30) days following the Executive’s Date of Termination, provided however, if Executive is a “Specified Employee,” as defined in Treasury Regulation 1.409A-1(i), then, solely to the extent required to avoid penalties under Code Section 409A, such payment shall be delayed until the first day of the seventh full month following the Executive’s Date of Termination.

(d)    Upon the occurrence of an Event of Termination, the Bank will cause to be continued life insurance and non-taxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to his termination, provided that such benefits shall not be provided in the event they should constitute an unsafe or unsound banking practice relating to executive compensation and employment contracts pursuant to applicable regulations, as is now or hereafter in effect.  Such coverage shall cease upon the expiration of the remaining term of this Agreement.

(e)    The Executive’s termination of employment in accordance with Section 4 shall be construed to require a “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Bank and Executive reasonably anticipate that the level of bona fide services the Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

5.      CHANGE IN CONTROL
(a)    No benefit shall be payable under this Section 5 unless there shall have been a Change in Control of the Bank or Company, as set forth below.  For purposes of this Agreement, a “Change in Control” of the Bank or Company shall mean an event of a nature that (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Home Owners’ Loan Act, as amended and applicable rules and regulations promulgated thereunder as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Company representing 25% or more of the Company’s outstanding securities except for any securities purchased by the Bank’s employee stock ownership plan or trust; (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof; (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or Company or similar transaction in which the Bank or the Company is not the surviving institution occurs; (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the then current Board of Directors of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the common stock of the Company are exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror. Notwithstanding the foregoing, a “Change in Control” of the Bank or the Company shall not be deemed to have occurred in connection with the conversion of Jacksonville Bancorp, MHC to stock form. For these purposes, “Incumbent Board” means, in the case of the Company or the Bank, the Board of Directors of the Company or the Bank, respectively, on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(b)    If any of the events described in Section 5(a) hereof constituting a Change in Control have occurred, Executive shall be entitled to the benefits provided in paragraphs (c), (d), (e), (f), (g) and (h) of this Section 5 upon his subsequent termination of employment at any time during the term of this Agreement, regardless of whether such termination results from (i) his resignation or (ii) his dismissal upon the Change in Control.

(c)    Upon the occurrence of a Change in Control followed by the Executive’s termination of employment, the Bank shall pay Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, as severance pay or liquidated damages, or both, a sum equal to the greater of the payments due for the remaining term of the Agreement or 2.99 times the average of the five preceding years’ Base Salary, including bonuses and any other cash compensation paid to the Executive during such years, and the amount of any contributions made to any employee benefit plans, on behalf of the Executive, maintained by the Bank during such years.  Such payment shall be made by the Bank on the Date of Termination.  All payments shall be made to the Executive in a single cash lump-sum distribution within thirty  (30) days following the Executive’s Date of Termination, provided however, if Executive is a “Specified Employee,” as defined in Treasury Regulation 1.409A-1(i), then, solely to the extent required to avoid penalties under Code Section 409A, such payment shall be delayed until the first day of the seventh full month following the Executive’s Date of Termination.

(d)    For the purposes of this Section 5, “termination of employment” shall be construed to require a “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, such that the Bank and Executive reasonably anticipate that the level of bona fide services the Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

(e)    Upon the occurrence of a Change in Control followed by the Executive’s termination of employment, the Bank will cause to be continued life insurance and nontaxable medical and dental coverage substantially identical to the coverage maintained by the Bank for Executive prior to his severance.  Such coverage and payments shall cease upon the expiration of thirty six (36) months.

(f)     Upon the occurrence of a Change in Control, Executive will be entitled to any benefits granted to him pursuant to any Stock Option Plan of the Bank or Holding Company.

(g)    Upon the occurrence of a Change in Control the Executive will be entitled to any benefits awarded to him under the Bank’s Recognition and Retention Plan or any restricted stock plan in effect.

(h)    Notwithstanding the preceding paragraphs of this Section 5, if the aggregate payments or benefits to be made or afforded to Executive under said paragraphs would be deemed to include an “excess parachute payment” under Section 280G of the Code or any successor thereto, the Executive’s benefits will be reduced to an amount, the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount", as determined in accordance with said Section 280G.  In the event a reduction is necessary, then the cash severance payable by the Bank pursuant to Section 5 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Bank under Section 5 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to excise tax imposed under Section 4999 of the Code.

(i)     Notwithstanding the foregoing, there will be no reduction in the compensation otherwise payable to Executive during any period during which Executive is incapable of performing his duties hereunder by reason of temporary disability.

(j)     Any payments made to Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1818(k) and any applicable regulations promulgated thereunder.

6.      TERMINATION UPON RETIREMENT, DISABILITY, OR DEATH
(a)    Termination by the Bank of the Executive based on “Retirement” shall mean termination in accordance with the Bank’s retirement policy or in accordance with any retirement arrangement established with the Executive’s consent with respect to him. Upon termination of employment upon Retirement, Executive shall be entitled to all benefits under any retirement plan of the Bank and other plans to which the Executive is a party.

(b)    Termination by the Bank of the Executive’s employment based on “Disability” shall mean termination because  (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months; (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death, or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or (iii) Executive is determined to be totally disabled by the Social Security Administration.   In the event Executive is determined to be Disabled, the Bank may terminate this Agreement, provided that the Bank shall continue to be obligated to pay Executive his Base Salary, including bonuses and any other cash compensation paid to Executive during such period for the remaining term of this Agreement, or one (1) year, whichever is the longer period of time, in accordance with the regular payroll practices of the Bank, and provided further that any amounts actually paid to Executive pursuant to any disability insurance or other similar such program which the Bank has provided or may provide on behalf of its employees or pursuant to any workman’s or social security disability program shall reduce the compensation to be paid to Executive pursuant to this paragraph.
(c)  In the event of Executive’s death during the term of this Agreement, his estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Executive’s Base Salary at the rate in effect at the time of Executive’s death for a period of one (1) year from the date of Executive’s death, and the Bank will continue to provide continued non-taxable medical, dental, family and other benefits normally provided for Executive’s family for one (1) year after Executive’s death.

7.      TERMINATION FOR CAUSE
The term “Termination for Cause” shall mean termination because of the Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order, or material breach of any provision of this Agreement.  In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry.  For purposes of this paragraph, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Bank.  Notwithstanding the foregoing, Executive shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three fourths of the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.  The Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause.  Any stock options granted to Executive under any stock option plan of the Bank, the Company or any subsidiary or affiliate thereof, shall not be exercisable upon Executive’s receipt of Notice of Termination for Cause pursuant to Section 8 hereof, and shall be null and void subsequent to Executive=s Termination for Cause, unless such Termination for Cause is found to be wrongful or such dispute is otherwise decided in Executive=s favor, as set forth in Section 8(c) hereof.

8.      NOTICE
(a)    Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)    “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

(c)    If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, except upon the occurrence of a Change in Control and voluntary termination by the Executive, in which case the Date of Termination shall be the date specified in the Notice, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.  Notwithstanding the pendency of any such dispute, the Bank will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, Base Salary) and continue Executive as a participant in all compensation, benefit and insurance plans in which he was participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Agreement, provided such dispute is resolved within nine (9) months after the Date of Termination specified in the Notice or Termination; notwithstanding the foregoing no compensation or benefits shall be paid to Executive in the event the Executive is Terminated for Cause.  In the event that such Termination for Cause is found to have been wrongful or such dispute is otherwise decided in Executive’s favor, the Executive shall be entitled to receive all compensation and benefits which accrued for up to a period of nine (9) months after the Termination for Cause, and such amount shall be paid promptly by the Bank and in any event no later than March 15 of the year immediately following the year in which the matter was resolved.  If such dispute is not resolved within such nine-month period, the Bank shall not be obligated, upon final resolution of such dispute, to pay Executive compensation and other payments accruing more than nine months from the Date of the Termination specified in the Notice of Termination.  Amounts paid under this Section are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

9.      POST TERMINATION OBLIGATIONS
(a)    All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with paragraph (b) of this Section 9 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

(b)    Executive shall, upon reasonable notice, furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

10.    NON COMPETITION
(a)    Upon any termination of Executive’s employment hereunder pursuant to Section 4(c) hereof, Executive agrees not to compete with the Bank and/or the Company for a period of one (1) year following such termination in any city, town or county in which the Bank and/or the Company has an office or has filed an application for regulatory  approval to establish an office, determined as of the effective date of such termination, except as agreed to pursuant to a resolution duly adopted by the Board.  Executive agrees that during such period and within said cities, towns and counties, Executive shall not work for or advise, consult or otherwise serve with, directly or indirectly, any entity whose business materially competes with the depository, lending or other business activities of the Bank and/or the Company.  The parties hereto, recognizing that irreparable injury will result to the Bank and/or the Company, its business and property in the event of Executive’s breach of this Subsection 10(a) agree that in the event of any such breach by Executive, the Bank and/or the Company will be entitled, in addition to any other remedies and damages available, to an injunction to restrain the violation hereof by Executive, Executive’s partners, agents, servants, employers, employees and all persons acting for or with Executive.  Nothing herein will be construed as prohibiting the Bank and/or the Company from pursuing any other remedies available to the Bank and/or the Company for such breach or threatened breach, including the recovery of damages from Executive.

(b)    Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Bank and affiliates thereof, as it may exist from time to time, is a valuable, special and unique asset of the business of the Bank.  Executive will not, during or after the term of his employment, disclose any knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Bank, and Executive may disclose any information regarding the Bank or the Company which is otherwise publicly available.  In the event of a breach or threatened breach by the Executive of the Provisions of this Section 10, the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, the knowledge of the past, present, planned or considered business activities of the Bank or affiliates thereof, or from rendering any services to any person, firm, corporation, other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Bank from pursuing any other remedies available to the Bank for such breach or threatened breach, including the recovery of damages from Executive.

11.    SOURCE OF PAYMENTS
All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank.  The Company, however, guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

12.    EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS
This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to the Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

13.    NO ATTACHMENT
(a)    Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b)    This Agreement shall be binding upon, and inure to the benefit of, Executive and the Bank and their respective successors and assigns.

14.    MODIFICATION AND WAIVER
(a)    This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)    No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived  and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

15.    REQUIRED PROVISIONS
Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

16.    SEVERABILITY
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

17.    HEADINGS FOR REFERENCE ONLY
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

18.    GOVERNING LAW
This Agreement shall be governed by the laws of the State of Illinois, but only to the extent not superseded by federal law.

19.    ARBITRATION
Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

20.    PAYMENT OF LEGAL FEES
All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, provided that the dispute or interpretation has been settled by Executive and the Bank or resolved in the Executive’s favor, and such payment or  reimbursement shall occur no later than two and one-half months after the dispute is settled or resolved in the Executive’s favor.

21.    INDEMNIFICATION
The Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its  expense, or in lieu thereof, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Bank).  If such action, suit or proceeding is brought against Executive in his capacity as an officer or director of the Bank, however, such indemnification shall not extend to matters as to which Executive is finally adjudged to be liable for willful misconduct in the performance of his duties.  No Indemnification shall be paid that would violate 12 U.S.C. § 1828(K) or any regulations promulgated thereunder.

22.    SUCCESSOR TO THE BANK
The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, on the date set forth below.

JACKSONVILLE SAVINGS BANK

JACKSONVILLE SAVINGS BANK

03/17/09	By:	/s/ Richard A. Foss
Date		President

EXECUTIVE

03/17/09	By:	/s/ Andrew F. Applebee
Date		Andrew F. Applebee